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                                                                      Exhibit 99

                                 VOXWARE, INC.
             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS


  IN ADDITION TO OTHER INFORMATION IN THIS ANNUAL REPORT ON FORM 10-K AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT OR MAY HAVE A SIGNIFICANT IMPACT IN THE COMPANY'S BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THIS FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS FORM 10-K.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; EARLY STAGE OF DEVELOPMENT

  Voxware, Inc. was founded in August 1993 and commenced shipment of its initial products in July 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. Since its inception, the Company has incurred significant losses and, as of June 30, 1998, the Company had an accumulated deficit of $16,017,000. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries. To address these risks and achieve profitability and increased sales levels, the Company must, among other things, establish and increase market acceptance of its products, respond effectively to competitive pressures, introduce, or enter into agreements with others which result in the introduction of, products incorporating its technologies and enhancements to its products and successfully market and support its products and enhancements. There can be no assurance that the Company will achieve or sustain significant sales or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of this Annual Report on Form 10-K.

RELIANCE ON THIRD PARTIES TO GENERATE RECURRING REVENUES; UNCERTAINTY OF SUCCESS OF MARKETING STRATEGY

  The Company's primary marketing strategy is to license its products to software, computing and communications companies which are then permitted to incorporate the Company's products and technologies into their products. The Company's revenues derived from these licensing arrangements will be based in large part upon the sale of its licensees' products. The success of the Company will therefore be dependent to a substantial degree on the amount, nature and timing of efforts of these third parties in developing and marketing products incorporating the Company's products and technologies. There can be no assurance that any product incorporating the Company's products and technologies will be developed or marketed successfully by the Company's licensees. In addition, none of the Company's licensees are contractually obligated to use the Company's products. Furthermore, licensees of the Company may develop their own speech processing products or technologies that compete with the Company's products and technologies. There can be no assurance that these licensees will not replace the Company's products with, or give higher priority to, the sales of these competitive products or technologies. In addition, a majority of the Company's licensees compete in the multimedia Internet software market, which is a relatively new market. Many of the companies in this market, including many of the Company's licensees in this market, are poorly capitalized, compete against much more established companies and/or have businesses that are relatively
immature.   The Company's license agreements in the multimedia Internet software market have generally been in existence for a significant period of time and the Company believes that a significant number of its licensees which compete in this market have not incorporated, and may never incorporate, Voxware's technologies into their products. Therefore, the Company may never derive royalties or other recurring revenues from many of its existing license agreements in the multimedia Internet software market. See "BUSINESS--
COMPETITION."   More recently, the Company has shifted its marketing emphasis to licensees in other markets such as consumer devices, wireless communications, and Internet telephony. There can be no assurance that the Company will be able to enter into license agreements with licensees in these markets which prove to be profitable to the Company, that any such licensees will develop products incorporating the Company's technologies or that such products will successfully be marketed.

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UNCERTAINTY OF PRODUCT ACCEPTANCE; NEW PRODUCT DEVELOPMENT RISKS

  The markets for the Company's products, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed products for enhancing and facilitating the use of speech and audio in new and existing applications, including consumer devices and the Internet. In addition, the Company's products are new and based on novel technologies. As is typical in the case of rapidly evolving industries, demand and market acceptance for recently introduced products are subject to a high level of uncertainty. Virtually all of the Company's products are based upon MetaVoice and MetaSound, its core speech and audio compression technologies. Broad acceptance of the Company's products by customers and end users is critical to the Company's success and ability to generate revenues. Acceptance of the Company's products will be highly dependent on the functionality and performance of the products and particularly on the success of the initial implementation of its products. There can be no assurance that the Company will be successful in obtaining market acceptance of its products. In addition, in many instances the Company's products will need to be adapted to meet the specific requirements of the customer hardware or software in which it is to be integrated. The adaptation process can be time consuming and costly to both the Company and its customers and the acceptance of the end product may depend, to a substantial extent, on
the success of the adaptation.   Failure to successfully port products to
desired platforms for customers or to otherwise gain market acceptance of its products would have a material adverse effect on the Company's business, operating results and financial condition.

  Furthermore, products offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. Introduction by the Company of products with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by the Company or by its customers, errors will not be found in the Company's products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. In addition, there can be no assurance that the Company will not experience significant product returns in the future. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "BUSINESS--PRODUCTS" and "--RESEARCH AND PRODUCT DEVELOPMENT."

UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM FOR SPEECH AND AUDIO COMMUNICATIONS

  The Company targets development of products and technologies for the Internet as one of its strategic focuses. The market for Internet software and applications is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for speech and audio communication over the Internet. As is typical in the case of a rapidly evolving market, demand and market acceptance for recently introduced products is subject to a high level of uncertainty. While the Company believes that its products potentially offer significant advantages for speech and audio communication over the Internet, there can be no assurance that the markets for the Company's products will develop, that the Company's products will be adopted, or that personal computer users in business or at home will use the Internet for speech and audio communication. In addition, the adoption of the Internet for telephony and teleconferencing will require the acceptance by users of a new way of conducting telephonic communications. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition will be materially adversely affected. See "BUSINESS--INDUSTRY BACKGROUND."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  Significant annual and quarterly fluctuations in the Company's results of operations have been and continue to be caused by, among other factors, the timing and structure of license agreements entered into with the Company's customers, the timing of the development of products incorporating the Company's technologies by licensees, if any, the volume of sales and revenue of the Company's licensees from sales of products incorporating the Company's products and technologies, the mix of distribution channels used by the Company, the timing of new product announcements and releases by the Company and its competitors, and general economic conditions. There can be no assurance that the level of sales and gross profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. The Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-

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period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of this Annual Report on Form 10-K.

ABILITY TO MANAGE FLUCTUATING PERSONNEL NEEDS

  Over the past three years, in connection with fluctuations in the Company's business and changes in strategic focus, the Company grew from 12 employees at June 30, 1995 to 86 employees at August 31, 1997, and then decreased to 43 employees at August 31, 1998. In connection with these fluctuations and changing personnel needs, the Company has had to develop and maintain a management team and maintain the employment of its key personnel. Failure to recruit and/or keep qualified management and key personnel and to recruit new personnel when necessary on a timely basis could have an adverse effect on the
Company's operations.   In addition, any increases or decreases in sales in
future periods could place a significant strain on the Company's management and operations. The Company's inability to effectively manage its personnel needs would have a material adverse effect on the Company's business, results of operations and financial condition.

HIGHLY COMPETITIVE INDUSTRY

  The market for voice processing software products and services is intensely competitive. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. The Company's competition for voice processing products is primarily emerging from two sources: developers of speech compression algorithms and developers of software applications that incorporate speech. Several competitors are developing new products or enhancing existing products specifically to operate in low bandwidth environments. The competition in the market for Internet telephony products, in particular, is intense. Many companies, including for example Intel Corporation, distribute free Internet telephony applications offering basic functionality. The availability of such free Internet telephony applications may increase pricing pressure on such applications, including the Company's VoxPhone products. In addition to the Company's current competitors, the Company expects other established companies, including software companies, telecommunication companies and cable companies to compete in the markets for speech compression technologies and digital speech applications, including Internet telephony. The ability of certain of the Company's competitors to bundle other services and products with voice products could put the Company at a competitive disadvantage. In addition, with respect to IP telephony, initial deployments in that market have primarily utilized standardized codec technologies (and not Voxware's proprietary codec technologies). In addition, initial deployments in IP telephony have been characterized by bandwidth-rich managed networks (Intranets), which networks generally do not benefit significantly from low bandwidth solutions such as Voxware's technologies. Principally, in consequence of these factors, the requirement for Voxware's technologies in the IP telephony market is not expected to significantly arise at least for the next two years, if ever. In addition to specific corporate competitors, Voxware encounters competition in certain markets from standard coding technologies. These include G.xxx series codecs, MPEG-X codecs, and older algorithms such as LPC10. Voxware also encounters competition from its prospective customers, when such prospective customers have their own internal speech encoding research and development.

NECESSITY TO DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS; RISKS OF RAPID TECHNOLOGICAL CHANGE

  The markets for the Company's products are characterized by rapidly changing technology. The introduction of products incorporating new technologies could render the Company's products obsolete and unmarketable and could exert price pressures on existing products. Further, the markets for the Company's products and, in particular, the market for voice and multimedia over the Internet, are characterized by evolving industry standards and specifications. As new standards or specifications are adopted, the Company may be required to devote substantial time and expense in order to adapt its products. The Company's ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products, as well as additional applications for existing products, in each case in a cost effective and timely manner, will be a critical factor in the Company's ability to grow and be competitive. There can be no assurance that the Company will successfully develop new or enhanced products, that any new or enhanced products will achieve market acceptance, that the Company will be able to adapt its products to comply with new standards or specifications, or that the introduction of

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new products or technologies by others will not render the Company's products obsolete. See "BUSINESS--PRODUCTS" and "--RESEARCH AND PRODUCT DEVELOPMENT."

  The Company's technology and products have been developed and optimized to operate in environments with low point-to-point bandwidth such as the Internet. Current and potential Internet service providers ("ISPs"), including telecommunications companies, cable companies, traditional ISPs and others, are seeking to substantially increase the bandwidth of Internet access connections and network infrastructure. Companies building network infrastructure in other markets, such as wireless communications, are also seeking to substantially increase available bandwidth. As the bandwidth of the Internet and other communications networks increases, demand for the Company's technologies and products may decrease substantially, which could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS OF INTERNET DISTRIBUTION

  The Company distributes certain of its products through the Internet. Distributing the Company's products through the Internet makes the Company's software products more susceptible to unauthorized copying and use than distribution through conventional means. The Company has allowed potential customers to electronically download its software for free over the Internet, in order for them to become familiar with the Company's products and subsequently order enhanced and other existing or future products. There can be no assurance that, upon receiving orders for its enhanced products, the Company will be able to collect payment from users that retain a copy of the Company's enhanced and other existing or future products.

DEPENDENCE ON KEY PERSONNEL

  The Company's performance is substantially dependent on the performance of its executive officers and key employees, particularly Bathsheba J. Malsheen, the Company's President and Chief Executive Officer, and J. Gerard Aguilar, the Company's Vice President, Research and Development. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and skilled development teams. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain additional highly qualified technical personnel, in particular, speech coding personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary technical and other personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See "BUSINESS-- RESEARCH AND PRODUCT DEVELOPMENT" and "--EMPLOYEES" and "EXECUTIVE OFFICERS OF THE COMPANY."

POTENTIAL FOR DELISTING OF COMMON STOCK

  The Company's common stock is currently traded on the National Market segment of the Nasdaq Stock Market. The requirements for continued listing on such market include, among other things, a requirement that the Company's common stock maintain a minimum bid price of $1.00 per share. There can be no assurance that the Company's common stock will not in the future be removed for failure to continue to satisfy the National Market requirements. Any such removal would have a material adverse effect on the trading market for the Company's common stock.

YEAR 2000 ISSUES

  The Company is aware of the computing issues associated with the coming of the millennium ("Year 2000"), most notably whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is working internally and with certain suppliers to either verify Year 2000 compliance or identify and execute appropriate changes to make such systems Year 2000 compliant. The Company believes that the cost of completing any modifications for Year 2000 compliance to the systems used by the Company will not be material. However, there can be no assurance that the Company or the Company's suppliers will be correct in their assertions that their products are Year 2000 complaint or that the Company's estimate of the cost of systems modifications for Year 2000 compliance will ultimately prove to be correct.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of other parties. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, or that any issued patents will provide commercially significant protection to the Company's technology and products. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how, or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of the Company's products. Litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights, or to enforce any patents issued to the Company, in either case, in judicial or administrative proceedings. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. There can be no assurance that licenses required under third-party patents or proprietary rights would be made available on acceptable terms, if at all. In addition, the laws of certain countries may not protect the Company's intellectual property.

  The software market has traditionally experienced widespread unauthorized reproduction of products in violation of manufacturers' intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce

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manufacturers' intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. The Company's success is also dependent upon unpatented trade secrets which are difficult to protect. To help protect its rights, the Company requires employees and consultants to enter into confidentiality agreements that prohibit disclosure of the Company's proprietary information and require the assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosures. See "BUSINESS--PATENTS AND PROPRIETARY INFORMATION."

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